                                                       ------------------------
                                                             OMB APPROVAL
                             UNITED STATES             ------------------------
                   SECURITIES AND EXCHANGE COMMISSION  OMB Number     3235-0145
                         Washington, D.C. 20549        Expires: August 31, 1999
                                                       Estimated average burden
                               SCHEDULE 13G            hours per response 14.90
                                                       ------------------------

                Under the Securities Exchange Act of 1934

                         (AMENDMENT NO.       )*
                                        ------

                        Carrier Access Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 144460102
                     ----------------------------------
                              (CUSIP Number)

                                   July 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 2 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     New Enterprise Associates VII, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 2 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 3 OF 28 PAGES
-------------------------------------------------------------------------------

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA Partners VII, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 3 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 4 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA Presidents' Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 4 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 5 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NPA General Partners, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 5 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 6 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Peter J. Barris
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       143
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    143
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,179
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 6 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 7 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Nancy I. Dorman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       66
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    66
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,102
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 7 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 8 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ronald H. Kase
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       108
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    108
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,144
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 8 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 9 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     C. Richard Kramlich
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       179
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    179
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,215
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 9 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 10 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Arthur J. Marks
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       116
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    116
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,152
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 10 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 11 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Thomas C. McConnell
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       143
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    143
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,179
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 11 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 12 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Peter T. Morris
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,543,006
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,543,006
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,543,006
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 12 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 13 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     John M. Nehra
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 13 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 14 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Charles W. Newhall III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,036
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 14 of 28 pages

CUSIP NO. 144460102                 13G                 PAGE 15 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Mark W. Perry
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       193
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,558,036
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    193
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,558,036
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,558,229
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 15 of 28 pages

ITEM 1(a).  NAME OF ISSUER: Carrier Access Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            5395 Pearl Parkway, Boulder, Colorado 80301.

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates VII, Limited Partnership ("NEA VII") and NEA Presidents' Fund, L.P. ("Presidents") (collectively, the "Funds"); NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, and NEA General Partners, L.P. ("Presidents Partners"), which is the sole general partner of Presidents (collectively, the "GPLPs"); and Peter J. Barris ("Barris"),
            Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M.
            Nehra ("Nehra") and Charles W. Newhall III ("Newhall"), and
            Mark W. Perry ("Perry") (collectively, the "General Partners").
            All of the General Partners are individual general partners of NEA Partners VII. All of the General Partners except Morris are individual general partners of President Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA VII, NEA Partners VII, Presidents, Presidents Partners, Barris, Dorman, Marks, Morris Nehra, Newhall and Perry is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 2(c). CITIZENSHIP: Each of NEA VII, NEA Partners VII, Presidents and Presidents Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value ("Common Stock").

ITEM 2(e).  CUSIP NUMBER: 144460102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [  ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

            (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d) [  ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

            (e) [  ] Investment Adviser in accordance with Section
                     240.13d-1(b)(I)(ii)(E).


                               Page 16 of 28 pages

            (f) [  ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

            (g) [  ] A Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G).

            (h) [  ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

            (i) [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

            (j) [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

            Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: NEA VII is the record owner of
                1,543,006 shares of Common Stock (the "NEA VII Shares") as of December 31, 1998. Presidents is the record owner of 15,030 shares of Common Stock as of December 31, 1998 (the "Presidents Shares"). As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially the NEA VII Shares. As the sole general partner of Presidents, Presidents Partners may be deemed to own beneficially the Presidents Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA VII Shares and the Presidents Shares, for an aggregate of 1,558,036 shares (the "Record Shares").

                As individual general partners of NEA Partners VII, which is the sole general partner of NEA VII, Morris may be deemed to own beneficially the NEA VII Shares. As individual general partners of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Nehra and Newhall may be deemed to own beneficially the Record Shares. Barris is the record owner of 143 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Barris may be deemed to own beneficially the Record Shares and the 143 shares, for a total of 1,558,179 shares. Dorman is the record owner of 66 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively. Dorman may be deemed to own beneficially the Record Shares and the 66 shares, for a total of 1,558,102 shares. Kase is the record owner of 108 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Kase may be deemed to own beneficially the Record Shares and the 108


                               Page 17 of 28 pages
                shares, for a total of 1,558,144 shares. Kramlich is the record owner of 179 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Kramlich may be deemed to own beneficially the Record Shares and the 179 shares, for a total of 1,558,215 shares. Marks is the record owner of 116 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Marks may be deemed to own beneficially the Record Shares and the 116 shares, for a total of 1,558,152 shares. McConnell is the record owner of 143 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and President Partners, which are the sole general partners of NEA VII and Presidents, respectively, McConnell may be deemed to own beneficially the Record Shares and the 143 shares, for a total of 1,558,179 shares. Perry is the record owner of 193 shares of Common Stock as of December 31, 1998. As an individual general partner of NEA Partners VII and Presidents Partners, which are the sole general partners of NEA VII and Presidents, respectively, Perry may be deemed to own beneficially the Record Shares and the 193 shares, for a total of 1,558,229 shares.

            (b) Percent of Class: Each Reporting Person except Morris: 6.6%.
                Morris: 6.5%. The foregoing percentage is calculated based on the 23,620,104 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Carrier Access Corporation for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-13(d)(1).

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 shares for Funds, the GPLPs, Morris, Nehra and Newhall. 143 shares for Barris and McConnell. 66 shares for Dorman. 108 shares or Kase. 179 shares for Kramlich. 116 shares for Marks. 193 shares for Perry.

                (ii) shared power to vote or to direct the vote: 1,558,036 shares for the Funds, the GPLPs, Nehra and Newhall. 1,543,006 shares for Morris. 1,558,179 shares for Barris and McConnell. 1,558,102 shares for Dorman. 158,144 shares for Kase. 1,588,215 shares for Kramlich. 1,588,152 shares for Marks. 1,558,229 shares for Perry.

               (iii) sole power to vote or to direct the vote: 0 shares for the Funds, the GPLPs, Morris, Nehra and Newhall. 143 shares for Barris and McConnell. 66 shares for Dorman. 108 shares for Kase. 179 shares for Kramlich. 116 shares for Marks. 193 shares for Perry.

                (iv) shared power to dispose or to direct the disposition of: 1,558,036 shares for the Funds, the GPLPs, Nehra and Newhall. 1,543,006 shares for Morris. 1,558,179 shares for Barris and McConnell. 1,558,102 shares for Dorman. 158,144 shares for Kase. 1,588,215 shares for Kramlich. 1,588,152 shares for Marks. 1,558,229 shares for Perry.

                               Page 18 of 28 pages

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 19 of 28 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1999


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS' FUND L.P.

By:   NEA GENERAL PARTNERS, L.P.


By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner

NEA GENERAL PARTNERS, L.P.

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                      *
-----------------------------------------------
Peter J. Barris


                      *
-----------------------------------------------
Ronald H. Kase


                               Page 20 of 28 pages

                      *
-----------------------------------------------
C.Richard Kramlich


                      *
-----------------------------------------------
John M. Nehra


                      *
-----------------------------------------------
Arthur J. Marks


                      *
-----------------------------------------------
Peter T. Morris


                      *
-----------------------------------------------
Thomas C. McConnell

                      *
-----------------------------------------------
Charles W. Newhall III

                      *
-----------------------------------------------
Mark W. Perry



                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact


-------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13,
1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 21 of 28 pages

                                                                     EXHIBIT 1
                                  AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Carrier Access Corporation.

    EXECUTED as a sealed instrument this 10th day of February, 1999


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS' FUND, L.P.

By: NEA GENERAL PARTNERS, L.P.

By:                      *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA GENERAL PARTNERS, L.P.

By:                      *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                      *
-----------------------------------------------
Peter J. Barris


                      *
-----------------------------------------------
Ronald H. Kase


                               Page 22 of 28 pages

                      *
-----------------------------------------------
C. Richard Kramlich


                      *
-----------------------------------------------
Arthur J. Marks


                      *
-----------------------------------------------
Thomas C. McConnell


                      *
-----------------------------------------------
Peter T. Morris


                      *
-----------------------------------------------
John M. Nehra


                      *
-----------------------------------------------
Charles W. Newhall III



                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact


-------------------------------------------------------------------------------
This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., and on February 16, 1999 in connection with a Schedule 13G for Applied
Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 23 of 28 pages

                                                                 Exhibit 2

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                       /s/ Raymond L. Bank
                                       ------------------------------
                                       Raymond L. Bank

                                       /s/ Thomas R. Baruch
                                       ------------------------------
                                       Thomas R. Baruch

                                       /s/ Cornelius C. Bond, Jr.
                                       ------------------------------
                                       Cornelius C. Bond, Jr.

                                       /s/ Frank A. Bonsal, Jr.
                                       ------------------------------
                                       Frank A. Bonsal, Jr.

                                       /s/ James A. Cole
                                       ------------------------------
                                       James A. Cole


                               Page 24 of 28 pages

                                       /s/ Nancy L. Dorman
                                       ------------------------------
                                       Nancy L. Dorman

                                       /s/ Neal M. Douglas
                                       ------------------------------
                                       Neal M. Douglas

                                       /s/ John W. Glynn, Jr.
                                       ------------------------------
                                       John W. Glynn, Jr.

                                       /s/ Curran W. Harvey
                                       ------------------------------
                                       Curran W. Harvey

                                       /s/ Ronald Kase
                                       ------------------------------
                                       Ronald Kase

                                       /s/ C. Richard Kramlich
                                       ------------------------------
                                       C. Richard Kramlich

                                       /s/ Robert F. Kuhling
                                       ------------------------------
                                       Robert F. Kuhling

                                       /s/ Arthur J. Marks
                                       ------------------------------
                                       Arthur J. Marks

                                       /s/ Thomas C. McConnell
                                       ------------------------------
                                       Thomas C. McConnell

                                       /s/ Donald L. Murfin
                                       ------------------------------
                                       Donald L. Murfin

                                       /s/ H. Leland Murphy
                                       ------------------------------
                                       H. Leland Murphy


                               Page 25 of 28 pages

                                       /s/ John M. Nehra
                                       ------------------------------
                                       John M. Nehra

                                       /s/ Charles W. Newhall III
                                       ------------------------------
                                       Charles W. Newhall III

                                       /s/ Terry L. Opdendyk
                                       ------------------------------
                                       Terry L. Opdendyk

                                       /s/ Barbara J. Perrier
                                       ------------------------------
                                       Barbara J. Perrier

                                       /s/ C. Vincent Prothro
                                       ------------------------------
                                       C. Vincent Prothro

                                       /s/ C. Woodrow Rea, Jr.
                                       ------------------------------
                                       C. Woodrow Rea, Jr.

                                       /s/ Howard D. Wolfe, Jr.
                                       ------------------------------
                                       Howard D. Wolfe, Jr.

                                       /s/ Nora M. Zietz
                                       ------------------------------
                                       Nora M. Zietz


                               Page 26 of 28 pages

                             POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.


                                       /s/ Peter J. Barris
                                       ---------------------------------
                                       Peter J. Barris


                                       /s/ Debra E. King
                                       ---------------------------------
                                       Debra E. King


                                       /s/ Peter T. Morris
                                       ---------------------------------
                                       Peter T. Morris


                                       /s/ Hugh Y. Rienhoff, Jr.
                                       ---------------------------------
                                       Hugh Y. Rienhoff, Jr.


                                       /s/ Alexander Slusky
                                       ---------------------------------
                                       Alexander Slusky


                                       /s/ Louis B. Van Dyck
                                       ---------------------------------
                                       Louis B. Van Dyck


                               Page 27 of 28 pages

                             POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.

                                       /s/ Mark W. Perry
                                       ---------------------------------
                                       Mark W. Perry

                                       /s/ Stewart Alsop II
                                       ---------------------------------
                                       Stewart Alsop II


                               Page 28 of 28 pages